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                                               Filing Pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-82272


                          PROSPECTUS SUPPLEMENT NO. 12
                      (TO PROSPECTUS DATED APRIL 29, 2002)

                              E.DIGITAL CORPORATION

                        1,000,000 Shares of Common Stock


         You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

                              PLAN OF DISTRIBUTION

         Pursuant to this prospectus supplement, our company is offering an aggregate of 1,000,000 shares of our common stock to the following three entities in the amounts and for the consideration as hereinafter described. In connection herewith, we are offering 425,000 shares of our common stock to Sunrise Capital, Inc., ("Sunrise") an institutional investor. The common stock will be purchased at a negotiated aggregate purchase price of $80,750, with the purchase price per share equal to $0.19.

         We are also offering 375,000 shares of our common stock to Eltech Electronics, Inc. ("Eltech") in consideration for certain manufacturing services previously provided to the company (the "Manufacturing Services") and 200,000 shares of our common stock to Maycom Co., Ltd. ("Maycom") in consideration for certain inventory (the "Inventory") received by the company. For purposes of this Prospectus Supplement, we have assumed that the Manufacturing Services and the Inventory have a value of $71,250 and $38,000, respectively.


                                 USE OF PROCEEDS

         The net proceeds to us from the sale of 425,000 shares to Sunrise will be approximately $80,750. We plan to use the net proceeds for general corporate purposes, including:

         *        Working capital
         *        Capital expenditures
         *        Research and development
         *        Payment of trade payables and other debt
         *        General and administrative expenses

                           MARKET FOR OUR COMMON STOCK

         On March 5, 2003, the last reported sales price of our common shares on the National Association of Securities Dealers OTC Electronic Bulletin Board System was $0.19 per share. Our common stock trades on the over-the-counter market on the National Association of Securities Dealers OTC Electronic Bulletin Board System under the symbol "EDIG."

         As of March 5, 2003 and before the issuance of shares pursuant to this prospectus supplement, we have 145,846,843 shares of common stock outstanding.


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                                  LEGAL MATTERS

          The validity of the securities offered will be passed on for the company by Higham, McConnell & Dunning LLP, Laguna Niguel, California.

                                     GENERAL

         You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

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         This  investment  involves a high degree of risk.  You should  purchase shares of common stock only if you can afford a complete loss. See "Risk Factors" beginning on page 8 of the prospectus to read about factors you should consider before buying shares of the common stock.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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            The date of this prospectus supplement is March 6, 2003.


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